Exhibit 99.1

Interactive Data Corporation Reports Continued Strong Growth
with Revenue Up 11.2% and Net Income Up 36.4% in First Quarter of 2003

Diluted Earnings Per Share Rise 36.7% to $0.19

BEDFORD, MA, April 29, 2003 – Interactive Data Corporation (NYSE: IDC) today announced results for the first quarter ended March 31, 2003. Revenues increased 11.2% (or 8.6% before the effects of foreign exchange) to $99.5 million from $89.4 million for the first quarter of 2002. Net income rose 36.4% to $18.2 million, or $0.19 per diluted share, from $13.4 million, or $0.14 per diluted share, for last year’s same period.

Stuart Clark, president and chief executive officer, commented “We are very pleased to announce strong results for our first quarter, particularly our very strong earnings per share performance. These results were delivered against a background of significant economic and political uncertainty that clearly had an impact on the business climate in which we operate.

“Our performance again demonstrates our ability to grow in difficult market conditions, and to successfully integrate and deliver synergies from strategic acquisitions. This quarter’s results incorporate almost all the cost saving benefits envisioned from the Securities Pricing Service (SPS) acquired from Merrill Lynch on January 31, 2002. They also incorporate one month’s revenue and profit contribution from the ComStock business we acquired from Standard & Poor’s on February 28, 2003.

“During the quarter, all of our major business units achieved or exceeded their new sales targets but, at the same time, experienced levels of cancellations similar to last year’s levels. We had hoped to see signs that the focus on cost-cutting across the industries we serve was abating, but this did not happen. In fact, we saw a small fall in discretionary data downloading revenues compared to the fourth quarter of 2002. Despite this, we continued to achieve client renewal rates in our institutionally focused businesses at the 95% plus level.

“We have made a determination to no longer report information on earnings before interest, taxes, depreciation and amortization (EBITDA). Our historical use of EBITDA as a financial measure dates from periods when we did not have positive or significant net income to report, due mostly to the non-cash amortization of goodwill, as required by accounting rules at that time. Recently, the SEC has encouraged all companies to move away from any reliance on or use of non-GAAP financial measures and to focus instead on GAAP financial measures. These efforts culminated in the new SEC rules, effective March 28, 2003, regulating the use and disclosure of non-GAAP financial measures.”

Other First Quarter Operating and Financial Highlights:

•	The recently acquired ComStock business contributed $5.1 million in revenues, all for the month of March. We are off to a good start in integrating the ComStock business into Interactive Data Corporation, and this is validating our view of the sales opportunities and infrastructure savings we originally anticipated.

•	Growth across the rest of the business was driven mainly by FT Interactive Data, where revenue growth in North America was approximately 5.5% over the comparable three-month period in 2002. Asia-Pacific also experienced single digit growth. Europe remained our most challenging business area, with revenues having declined by just over 3% in the comparable three month period. Much of the growth across FT Interactive Data came from sales of high value evaluated pricing services on thinly traded securities and from our Fair Value Information Service, which has now been implemented by eight mutual fund organizations.

•	CMS BondEdge revenues grew by just over 7% compared to the first quarter last year, with three new sales of the credit risk module having been achieved in the first quarter.

•	Revenues in our eSignal business were flat compared to the same quarter last year, despite an 8% growth in revenues for the non-broadcast delivered core products. This growth was offset by a continued and expected decline in revenues from old broadcast-delivered products.

•	Operating expenses for the first quarter rose by $3.7 million, or 6.4% compared to the first quarter of 2002. This is the result of the inclusion of one month’s costs from the ComStock business, partially offset by cost savings from last year’s SPS acquisition.

•	With the acquisition of ComStock, revenues from the company’s eSignal and broadcast business, which made up our retail segment, will account for less than 10% of 2003 revenues. Consequently, we will no longer report the financial results of this segment separately in our financial statements.

As of March 31, 2003, Interactive Data Corporation had no outstanding debt and had cash and cash equivalents of $71.4 million. Under our previously announced 1 million share buyback program, we repurchased 100,000 shares during the quarter at an average price of $13.30 per share, for a total buyback of 200,000 shares since the inception of this most recent repurchase program in August 2002.

2003 Outlook

We previously gave guidance for our 2003 financial results as 18-21% revenue growth and 15-19% earnings per share growth. Given the significant cost cutting pressures that we expect will continue to impact the industries we serve, we currently believe that we are most likely to achieve revenue growth on the lower end of the range and earnings per share growth in the middle to higher end of the range. We reaffirm the 2003 effective tax rate guidance of 38% to 39%. We also continue to expect our 2003 capital expenditures to range between $21 million and $23 million. We would point out, however, that the worldwide economic recession and political conditions, including the war with Iraq, have had an adverse impact on the financial markets that we serve. Consequently, if such conditions or their impacts worsen, our view of the company’s 2003 outlook could change.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Tuesday, April 29th, at 11:00 a.m. Eastern Time to discuss the first quarter 2003 results and additional matters. The dial-in number for the call is 703-736-7226; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. A replay will be available on both web sites shortly after the call. In addition, a telephone replay will be available from April 29 at 2:00 p.m. through Tuesday, May 6, 2003. The replay can be accessed by dialing 703-925-2533 or 888-266-2081, passcode #6471552.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements regarding our ability to grow in difficult market conditions, our ability to successfully integrate and deliver synergies from strategic acquisitions, the anticipated sales opportunities and infrastructure savings we expect from the ComStock acquisition, expected revenue growth or declines, and all other statements discussing future financial conditions, results or projections, including those appearing under the heading “2003 Outlook”. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than the company’s and their strategic response to the company’s services and products; (ii) changes in technology, which could affect the competitiveness of the company’s products and services; (iii) maintaining relationships with key suppliers and providers of market data; (iv) a continuing decline in activity levels in the securities markets, which could lower demand for the company’s products and services; (v) the impact of the difficult worldwide economic conditions and political conditions, including the war with Iraq, on the financial markets and the industries we serve; (vi) the impact of cost cutting pressures across the industries we serve; (vii) consolidation of financial services, both within an industry and across industries, which could lower demand for the company’s products and services; (viii) a prolonged outage at one of the company’s data centers; (ix) the ability of the company to broaden its subscriber base; (x) difficulty or unexpected complications the company may experience integrating or operating the ComStock business; (xi) ComStock revenues may materialize at lower than expected levels; (xii) a decline in market acceptance of the company’s products or the potential obsolescence of the company’s services due to the introduction of new technologies; and (xiii) the failure of one or more new business initiatives. The company undertakes no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. The company links to most of the world’s best-known financial service and software companies for trading, analysis, portfolio management, and valuation.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of Interactive Data Corporation.

Company Contact Steven Crane Chief Financial Officer (781) 687-8309 Steven.Crane@ftid.com	Media Contact Jeanne Murphy Interactive Data Corporation (781) 687-8548 Jeanne.Murphy@ftid.com	Investor Relations Contact Harriet Fried Lippert/Heilshorn & Assoc. (212) 838-3777 hfried@lhai.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	March

	2003	2002	Change

SERVICE REVENUES	$99,477	$89,442	11.2%
COSTS & EXPENSES
Cost of Services	31,039	26,491	17.2%
Selling, general & administrative	31,153	31,984	-2.6%
Depreciation	4,020	3,403	18.1%
Amortization	4,117	6,204	-33.6%

Total costs & expenses	70,329	68,082	3.3%

INCOME FROM OPERATIONS	29,148	21,360	36.5%
Other income, net	510	392	30.1%

INCOME BEFORE INCOME TAXES	29,658	21,752	36.3%
Provision for Income Taxes	11,418	8,380	36.3%

NET INCOME	18,240	13,372	36.4%
NET INCOME PER SHARE
Basic	0.20	0.15	34.6%
Diluted	0.19	0.14	36.7%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	91,795	90,571	1.4%
Diluted	93,722	93,947	-0.2%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$71,352	$153,243
Accounts receivable, net	64,735	53,924
Receivable from affiliates	—	—
Prepaid expenses and other current assets	6,814	5,366
Deferred income taxes	6,462	6,487

Total current assets	149,363	219,020

Property and equipment, net	38,875	36,786
Goodwill	447,417	381,790
Other intangible assets, net	198,686	125,003
Other assets	2,633	2,628

Total Assets	$836,974	$765,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$9,288	$10,805
Payable to affiliates	3,785	1,789
Accrued liabilities	53,794	52,938
Income taxes payable	17,717	9,235
Deferred revenue	33,341	22,786

Total current liabilities	117,925	97,553
Deferred tax liabilities	34,720	3,305
Other liabilities	1,724	1,626

Total Liabilities	$154,369	$102,484

Stockholders’ Equity:
Preferred stock	—	—
Common stock	942	937
Additional paid-in capital	790,810	786,470
Treasury stock, at cost	(26,980)	(25,650)
Accumulated deficit	(76,158)	(94,398)
Accumulated other comprehensive loss	(6,009)	(4,616)

Total Stockholders’ Equity	682,605	662,743

Total Liabilities and Stockholders’ Equity	$836,974	$765,227

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Three Months Ended
	March 31,
	(Unaudited)

	2003	2002

Cash flows provided by (used in) operating activities:
Net income	$18,240	$13,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,137	9,607
Tax benefit from exercise of stock options	1,294	2,511
Deferred income taxes	2	(3,051)
Other non-cash items, net	—	—
Changes in operating assets and liabilities, net	6,628	(8,658)

NET CASH PROVIDED BY OPERATING ACTIVITIES	34,301	13,781

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(1,775)	(2,894)
Acquisition of business	(115,606)	(48,000)
Other investing activities	170	170

NET CASH USED IN INVESTING ACTIVITIES	(117,211)	(50,724)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(1,330)	—
Proceeds from exercise of stock options and employee stock purchase plan	3,053	4,453

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,723	4,453
Effect of exchange rate on cash	(704)	(291)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(81,891)	(32,781)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	153,243	118,522

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$71,352	$85,741